Exhibit 99.1

Date: August 12, 2014	Contact: Patricia Kornick
(412) 780-4696
pkornick@penneastpipeline.com

PENNEAST PIPELINE COMPANY, LLC, ANNOUNCES PROJECT TO SUPPLY LOWER COST MARCELLUS NATURAL GAS TO
MID-ATLANTIC REGION
PennEast Pipeline Will Reduce Energy Costs for Homes and Businesses
and Enhance Reliability

Wyomissing Pa., August 12, 2014 - PennEast Pipeline Company, LLC, today announced plans to construct a 100-mile pipeline intended to bring lower cost natural gas produced in the Marcellus Shale region to homes and businesses in Pennsylvania and New Jersey. PennEast is a joint project of AGL Resources, NJR Pipeline Company, a subsidiary of New Jersey Resources, South Jersey Industries and UGI Energy Services (UGIES), a subsidiary of UGI Corporation.

The PennEast Pipeline is designed to provide natural gas service to the equivalent of 4.7 million homes, up to 1 Bcf per day, offering consumer savings in lower energy and gas transportation costs. The pipeline will begin in Luzerne County in northeastern Pennsylvania and end at Transco’s Trenton-Woodbury interconnection in New Jersey. PennEast is investing nearly $1 billion to build the pipeline with the costs split among the four entities. UGIES is the project manager for the development of the project and will operate the pipeline.

“In response to the abundant supplies and low price of natural gas, customer demand has increased significantly,” said John Walsh, President and CEO of UGI Corporation. “This project serves to meet that growing demand in the mid-Atlantic marketplace, while providing greater system resiliency and reliability for local utilities.”

Prior to the development of the Marcellus Shale play, natural gas lines were constructed to bring gas primarily from the Gulf of Mexico region and Canada into the Northeast. Pennsylvania is the fastest growing natural gas producing state in the country, according to the U.S. Energy Information Administration, and the PennEast sponsor companies recognized the opportunity to use locally produced gas to serve growing markets in the mid-Atlantic.

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Exhibit 99.1

This past winter, natural gas prices in New Jersey traded as high as $100 per dekatherm. Natural gas in the area that PennEast will access traded in the range of $3 to $4 per dekatherm. The proposed pipeline will help reduce this price volatility to the benefit of New Jersey’s nearly 3 million natural gas consumers.

Pipelines are also the safest, most environmentally-friendly and efficient mode of transporting natural gas, according to the U.S. Department of Transportation, Pipeline and Hazardous Materials Safety Administration (PHMSA). In fact, data shows that while natural gas demand has increased by 55 percent over the last three decades, serious pipeline incidents have decreased by 90 percent over the same period, primarily as a result of the significant efforts by pipeline companies to upgrade and modernize their infrastructure.

Additionally, the new pipeline is expected to benefit the region’s economy and create jobs. During the seven-month construction phase, the PennEast project is estimated to create in excess of 2,000 new jobs, as well as many other ancillary jobs.

PennEast will begin preliminary engineering studies in the coming months, along with a formal application before the Federal Energy Regulatory Commission (FERC). If all local, state and federal approvals are timely approved, construction of the pipeline could begin in 2017.

For more information, please go to www.penneastpipeline.com. Residents with questions about the PennEast Pipeline project can email them to answers@penneastpipeline.com. Additional information can be found at the FERC website (www.ferc.gov). FERC evaluates interstate natural gas pipeline applications for approval. Also, the U.S. Department of Transportation Office of Pipeline Safety (www.phmsa.dot.gov/pipeline), which enforces regulations of the nation’s pipeline transportation system, is another valuable source of information.

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About PennEast sponsor companies:

AGL Resources www.aglresources.com

AGL Resources (NYSE: GAS) is an Atlanta-based energy services holding company with operations in natural gas distribution, retail operations, wholesale services, midstream operations and cargo shipping. AGL Resources serves approximately 4.5 million utility customers through its regulated distribution subsidiaries in seven states. The company also serves approximately 630,000 retail energy customers and approximately 1.2 million customer service contracts through its SouthStar Energy Services joint venture and Pivotal Home Solutions, which market natural gas and related home services. Other non-utility businesses include asset management for natural gas wholesale customers through Sequent Energy Management, ownership and operation of natural gas storage facilities, and ownership of Tropical Shipping, one of the largest containerized cargo carriers serving the Bahamas and Caribbean region. AGL Resources is a member of the S&P 500 Index.

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Exhibit 99.1

NJR Pipeline Company www.njresources.com

NJR Pipeline Company is a subsidiary of New Jersey Resources (NYSE: NJR), a Fortune 1000 company that provides safe and reliable natural gas and clean energy services, including transportation, distribution and asset management. NJR Pipeline is part of NJR’s strong financial profile and ongoing commitment to invest in and own midstream assets, including natural gas storage and transportation pipelines. NJR’s midstream assets are currently comprised of a 5.53 percent stake in Iroquois Pipeline and a 50 percent stake in Steckman Ridge, a 12 Bcf storage field in south central Pennsylvania, and now equity ownership in the PennEast Pipeline.

South Jersey Industries www.sjindustries.com

South Jersey Industries (SJI), a member of the MSCI Global Climate Index, offers solutions to climate change and helps customers control energy costs. South Jersey Gas, one of the nation’s fastest growing natural gas utilities, delivers clean, efficient natural gas and promotes energy efficiency to customers in southern New Jersey. SJI’s non-regulated businesses, under South Jersey Energy Solutions, promote efficiency, clean technology and renewable energy by developing and operating on-site energy production facilities; acquiring and marketing natural gas and electricity for retail customers; providing wholesale commodity marketing and risk management services; and offering HVAC and other energy-efficiency related services.

UGI Energy Services www.ugies.com

UGI Energy Services is a subsidiary of UGI Corporation. UGI Energy Services markets natural gas, electricity and liquid fuels to approximately 30,000 business, commercial, industrial, institutional and government customers in nine states and Washington, DC. In addition, it stores and delivers natural gas and generates electricity. The UGI name has been known in the region for more than 130 years and is an integral part of the community. Its name is a brand built on a solid reputation for safe and reliable distribution of natural gas. UGI prides itself on being an active and responsible member of the community.